Exhibit 10.10

AMENDMENT NUMBER THREE
TO THE
INTERNATIONAL PAPER COMPANY
PENSION RESTORATION PLAN
FOR SALARIED EMPLOYEES

(as amended and restated effective as of January 1, 2009)

WHEREAS, effective as of January 1, 2009, the International Paper Company Pension Restoration Plan for Salaried Employees (the “Plan”) was amended and restated in its entirety;

WHEREAS, pursuant to Section 5.02 of the Plan the Company reserves the right to amend, modify, or terminate the Plan at any time;

WHEREAS, the undersigned is the “Plan Administrator” of the Plan within the meaning of Section 5.01 of the Plan;

WHEREAS, in discharging his responsibility for proper administration of the Plan, the Plan Administrator desires to clarify the way that taxes under the Federal Insurance Contributions Act (“FICA”) are administered with respect to the benefits of Eligible Participants under the Plan; and to state in the definition of “Plan Administrator” the job responsibility of the Plan Administrator without mention of a specific title;

WHEREAS, the Company desires to exclude any employee who is a nonresident alien with respect to the United States and who is not an “Eligible Participant” as defined in the Plan, from designation as a “Specified Employee” as defined in the Plan; and

WHEREAS, on July 11, 2016, the Management Development and Compensation Committee of the Board of Directors delegated its authority to review and approve non-substantive changes to the nonqualified plans of the Company to the administrator for each of such plans;

NOW, THEREFORE, the Plan is amended effective as of January 1, 2015, or such other date specified below, as follows:

1.
Section 5.01 is hereby amended by replacing the first sentence thereof with the following: “The Plan Administrator of this Plan shall be the head of the Global Compensation and Benefits function of the Company.”

Exhibit 10.10

2.	Section 5.05 of the Plan is hereby amended and restated, as follows:

“5.05     Payment of FICA Taxes. At the time Federal Insurance Contributions Act (“FICA”) taxes become due and payable by an Eligible Participant on his benefit under the Plan, the amount of the FICA taxes and any corresponding federal, state or local income tax withholding shall be paid from the Plan on behalf of the Eligible Participant to the U.S. Treasury and other applicable tax authorities, and the Eligible Participant’s benefit shall be reduced by the amount of these tax payments”.

3.	Effective on the execution date of this amendment, Section 1.12 of the Plan is hereby amended by adding the following three sentences at the end thereof:

“Effective on [the execution date of this amendment], the election in accordance with paragraph (i)(8) of Treasury Regulations Section 1.409A-1 to apply the rule of Treasury Regulations Section 1.415(c)-2(g)(5)(ii) to not treat as compensation under Section 415 of the Code certain compensation, applies to the Plan. The compensation excluded from consideration under Section 415 is compensation excludible from an employee’s gross income because it is attributable to services performed outside the United States by an employee who is a nonresident alien as defined in Section 7701(b)(1)(B) of the Code, and is not an Eligible Participant, that is not effectively connected with the conduct of a trade or business within the United States. The effect of this election is that an employee who is a nonresident alien and is not an Eligible Participant will not meet the definition of “specified employee” under Section 409A(a)(2)(B)(i) of the Code.”

4.	In all respects not amended, the Plan is hereby ratified and confirmed.

Exhibit 10.10

IN WITNESS WHEREOF, this amendment is executed this 11th day of July, 2016.

INTERNATIONAL PAPER COMPANY

By: /s/ Mark M. Azzarello
Name: Mark M. Azzarello
Title: Vice President, Global Compensation and
Benefits and as Plan Administrator of
the International Paper Company
Pension Restoration Plan For Salaried
Employees

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